FOR IMMEDIATE RELEASE

Investor Relations Contact:                            Company Contact:
John Nesbett                                           Richard Thompson
Lippert/Heilshorn & Associates                         Chief Financial Officer
(212) 838-3777                                                (561) 451-1000



              COMPUTER PRODUCTS, INC. ACQUIRES EUROPEAN ELBA GROUP
                 MID-RANGE POWER SUPPLIES EXPAND COMMUNICATIONS
                                PRODUCT OFFERINGS



BOCA RATON, FL (July 28, 1997) -- Computer Products, Inc. (Nasdaq/NM:CPRD), one of the world's leading manufacturers of electronic subsystems for power conversion, today announced that it has acquired the privately-held Elba Group, a European designer, manufacturer and marketer of a wide range of both AC/DC and DC/DC power conversion products. Elba's fastest growing product segment is its medium power AC/DC converters (150-750 watts) sold to OEM communications customers under the Elba and KRP Power Source labels.

Computer Products purchased Elba for $29 million in cash provided by a 7-year loan facility with First Union National Bank. Elba's revenues for the twelve trailing months ended June 30, 1997 were approximately $25 million. The Elba Group's customers include major multinational corporations such as Ericsson, Kodak, Krone AG and Siemens among others. Elba currently has 375 employees.

Elba has design, sales and manufacturing organizations in Oberhausen and Einsiedel, Germany; Chomutov, Czech Republic and Etten-Leur, Netherlands. The Company also has sales offices in Pfaffikon, Switzerland; Vaulx-Milieu, France; and Chesterfield, United Kingdom.

Mr. Richard Thompson, Vice President and CFO of Computer Products, stated, "The acquisition of the Elba Group adds significant design expertise along with a strong product offering and important relationships with the world's leading Wireless and Telecommunications equipment manufacturers. Elba also enjoys a prominent position in supplying power products to the rapidly deregulating cable television business in Europe. We believe that Computer Products extensive sales channels can accelerate the growth of this business. The acquisition also expands our European presence, adds low cost manufacturing capacity in the Czech Republic and is expected to be accretive to Computer Products' earnings."

Mr. Thompson continued, "Our European business, headquartered in Youghal, Ireland, recorded $57 million in sales last year accounting for 28% of Computer Products total sales. The addition of the Elba Group clearly enhances our presence in the region and demonstrates our commitment to servicing a global customer base."

Computer Products, Inc., headquartered in Boca Raton, Fla., is a manufacturer of standard and custom-designed power supplies and power subsystems and other real-time systems applications for the communications industry. The Company has operations in Madison, Wis., Boston, Mass., Fremont and Huntington Beach, Calif., Hong Kong and Zhongshan, China, and the Republic of Ireland.

This release, other than historical financial information, may consist of forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by the Company with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.